Exhibit 99.1

Contact:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer (410) 379-3640	Chief Financial Officer (410) 379-3636	Investor Relations (410) 379-3725

GP STRATEGIES REPORTS 20% INCREASE IN THIRD QUARTER EARNINGS PER SHARE

Elkridge, MD, November 6, 2008 - GP Strategies Corporation (NYSE: GPX), a global provider of training and e-Learning solutions, management consulting, and engineering services through its operating subsidiary General Physics Corporation, today reported third quarter 2008 results.

Third Quarter 2008 Highlights:

•                  Revenue of $66.0 million, up $5.1 million or 8% compared to the third quarter of 2007

•                  Earnings of $0.18 per diluted share, up 20% compared to $0.15 per diluted share for the third quarter of 2007

•                  EBITDA of $6.0 million, up $0.6 million or 10% compared to the third quarter of 2007

“I am pleased to report strong financial results in the third quarter of 2008,” said Scott N. Greenberg, Chief Executive Officer of GP Strategies. “Despite the current economic climate, the services offered by our Company continue to be in demand. We believe that our customers recognize and appreciate our valued added training and performance improvement services. We continue to focus on key initiatives, including expansion of services and course offerings in the energy sector and our training business process outsourcing practice. In addition, we believe that our aggressive share buyback program continues to be in the best interest of our shareholders.”

Third Quarter 2008 Results

Revenue increased $5.1 million or 8% to $66.0 million for the third quarter of 2008 from $60.8 million for the third quarter of 2007. Approximately $2.1 million of the net revenue increase is attributable to acquisitions completed in 2007 and 2008. Excluding the impact of acquisitions, organic revenue growth was approximately $3.0 million during the third quarter of 2008 compared to the third quarter of 2007. Revenue in the Manufacturing & Business Process Outsourcing (BPO) segment increased primarily due to an increase in BPO and e-Learning services provided to new and existing customers, as well as expansion of government funded training programs in the United Kingdom. Revenue in the Process, Energy & Government segment also increased primarily due to an increase in training and related products and services for energy customers and increased engineering and technical services. The increases in this segment were offset by decreases in revenue from homeland security and first responder training contracts. The Sandy Training & Marketing segment also experienced revenue growth due to increased sales training services with automotive customers, primarily due to a new vehicle launch program provided by Sandy’s west coast operations during the third quarter of 2008.

Operating income increased $0.6 million or 14% during the third quarter of 2008 to $5.0 million from $4.4 million in the third quarter of 2007 primarily due to an increase in gross profit of $0.6 million, or 6%, largely attributable to the revenue increases discussed above.

Income before income tax expense increased $0.8 million or 19% to $5.1 million for the third quarter of 2008 from $4.2 million for the third quarter of 2007. Net income increased $0.4 million or 15% to $2.9 million, or $0.18 per diluted share, for the third quarter of 2008 compared to $2.5 million, or $0.15 per diluted share, for the third quarter of 2007, a 20% increase in earnings per share. The increases in income before income tax expense, net income and earnings per share during the third quarter of 2008 are primarily due to the increases in operating income discussed above. In addition, interest expense decreased $0.2 million due to lower long-term debt balances in 2008 and other income increased due to a $0.1 million net gain on a litigation settlement during the third quarter of 2008.

Share Repurchase Program

During the three and nine months ended September 30, 2008, the Company repurchased 408,000 and 753,000 shares, respectively, of its common stock in the open market for approximately $3.7 million and $7.0 million, respectively, in cash.  From January 2006 through September 2008, the Company repurchased an aggregate of approximately $16.7 million of its common stock under the buyback program.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on November 6, 2008. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 or 973-935-8549 using conference ID number 71445990. A telephone replay of the call will also be available beginning at 11:00 a.m. on November 6th, until 11:59 p.m. on November 20th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 71445990.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue by segment:
Manufacturing & BPO	$29,122	$25,962	$90,616	$76,643
Process, Energy & Government	19,820	18,882	58,336	52,400
Sandy Training & Marketing	17,026	15,993	55,961	48,995
Total revenue	$65,968	$60,837	$204,913	$178,038
Cost of revenue	56,357	51,790	175,213	151,645
Gross profit	9,611	9,047	29,700	26,393
Selling, general and administrative expenses	4,628	4,665	14,678	14,273
Operating income	4,983	4,382	15,022	12,120
Interest expense	138	296	621	955
Other income	207	148	610	662
Income before income tax expense	5,052	4,234	15,011	11,827
Income tax expense	2,116	1,690	6,243	4,882
Net income	$2,936	$2,544	$8,768	$6,945

Other data:
EBITDA (1)	$6,002	$5,448	$18,101	$15,500

Basic weighted average shares outstanding	16,559	16,850	16,629	16,581
Diluted weighted average shares outstanding	16,662	17,330	16,783	17,157

Per common share data:
Basic earnings per share	$0.18	$0.15	$0.53	$0.42
Diluted earnings per share	$0.18	$0.15	$0.52	$0.40

(1)          The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation –EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$3,973	$3,868
Accounts and other receivables	44,038	46,897
Inventories, net	751	577
Costs and estimated earnings in excess of billings on uncompleted contracts	9,437	13,995
Prepaid expenses and other current assets	7,006	8,208
Total current assets	65,205	73,545
Property, plant and equipment, net	3,335	2,843
Goodwill and other intangibles, net	70,396	68,088
Other assets	2,485	2,969
Total assets	$141,421	$147,445

Current liabilities:
Short-term borrowings	$8,279	$2,953
Current maturities of long-term debt	—	7,986
Accounts payable and accrued expenses	25,888	32,855
Billings in excess of costs and estimated earnings on uncompleted contracts	9,959	11,671
Total current liabilities	44,126	55,465
Other non-current liabilities	3,348	1,598
Total liabilities	47,474	57,063
Total stockholders’ equity	93,947	90,382
Total liabilities and stockholders’ equity	$141,421	$147,445

GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation – EBITDA

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income	$2,936	$2,544	$8,768	$6,945
Interest expense	138	296	621	955
Income tax expense	2,116	1,690	6,243	4,882
Depreciation and amortization	812	918	2,469	2,718
EBITDA (1)	$6,002	$5,448	$18,101	$15,500

(1)          Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered a substitute for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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